Guess?, Inc. Reports First Quarter Results

Q1 Fiscal 2013 EPS Reached $0.30, Compared to $0.46 in Q1 Fiscal 2012

Q1 Revenues Decreased 2% to $579 Million; Increased Slightly in Constant Dollars

Provides Q2 EPS Guidance in the Range of $0.48 to $0.52

Maintains Full Year Fiscal 2013 EPS Guidance in the Range of $2.50 to $2.65

LOS ANGELES, May 22, 2012 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter ended April 28, 2012.

First Quarter Fiscal 2013 Highlights

  North American Retail revenues increased 2%; retail comp sales declined 5.5%
  Asian revenues increased 8%
  European revenues decreased 10% in U.S. dollars; declined 5% in local currency
  Operating earnings decreased 45% and operating margin declined 520 basis points to 6.8%

First Quarter Fiscal 2013 Results

For the first quarter of fiscal 2013, the Company reported net earnings of $26.6 million, a 37.6% decrease compared to net earnings of $42.7 million for the first quarter of fiscal 2012. Diluted earnings per share decreased 34.8% to $0.30, compared to $0.46 for the prior-year quarter. The prior year quarter's earnings per share included $0.08 in net non-operating charges, primarily unrealized mark-to-market charges related to foreign currency contracts and balances.

Paul Marciano, Chief Executive Officer, commented, "We are pleased to deliver first quarter financial results that exceeded both our top and bottom line expectations, even as economic conditions remained challenging in many markets. We continued to focus our efforts on growing in newer international markets, and we succeeded, expanding in key markets such as China, Germany and Russia. While we did face economic headwinds in southern Europe, our brand remains strong there and our business is stable. Our global licensing business outperformed expectations, even as our licensees encountered many of those same economic challenges."

Mr. Marciano continued, "We're off to a very encouraging start this year – a milestone year for Guess? as we celebrate our 30th anniversary. We've launched great new marketing campaigns that invoke the rich tradition of Guess? and reach consumers through both traditional and social media. We are developing innovative product designs to support our customers' lifestyle and reinforce our fashion authority. We intend to leverage the strength of our global lifestyle brand and expand in underdeveloped markets and newer concepts. As always, we will manage our business prudently from our position of financial strength and, above all, protect our most valuable asset, the Guess? brand."

Total net revenue for the first quarter of fiscal 2013 decreased 2.2% to $579.3 million from $592.2 million in the prior-year quarter. In constant dollars, total net revenue increased slightly.

  The Company's retail stores in North America generated revenue of $251.8 million in the first quarter of fiscal 2013, a 1.8% increase from $247.5 million in the same period a year ago.  Comparable store sales decreased 5.5% in U.S. dollars and 5.1% in local currency for the first quarter of fiscal 2013, compared to the same period a year ago.  The Company directly operated 503 retail stores in the United States and Canada at the end of the first quarter of fiscal 2013 versus 484 stores a year earlier.
  Net revenue from the Company's Europe segment decreased 9.7% to $189.8 million in the first quarter of fiscal 2013, compared to $210.2 million in the prior-year period.  In local currency, net revenue decreased 4.6%.
  Net revenue from the Company's Asia segment increased 7.9% to $64.8 million in the first quarter of fiscal 2013, from $60.1 million in the prior-year period.
  Net revenue from the Company's North American Wholesale segment decreased 3.8% to $43.9 million in the first quarter of fiscal 2013, from $45.6 million in the prior-year period.
  Licensing segment net revenue increased to $28.9 million in the first quarter of fiscal 2013, from $28.8 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2013 declined 44.8% to $39.1 million (including a $0.9 million unfavorable currency translation impact) from $70.9 million in the prior-year period. Operating margin in the first quarter declined 520 basis points to 6.8%, compared to the prior-year quarter. The lower operating margin primarily reflects the impact of higher professional fees, higher selling and distribution expenses and increased investments in advertising and marketing, along with the impact of negative same stores sales on the Company's fixed cost structure. Product margins increased slightly compared to the prior-year quarter, reflecting markdown improvements in North American Retail, along with the greater mix of retail business in Asia. Other net income, which primarily relates to net unrealized revaluation gains on non-operating assets, partially offset by net unrealized mark-to-market losses on foreign currency contracts and balances, was $0.6 million for the first quarter of fiscal 2013. This compares to other net expense of $10.0 million for the first quarter of fiscal 2012.

The Company's effective tax rate was 32.0% for the first quarter of fiscal 2013, compared to 29.5% for the first quarter of the prior-year.

Outlook

The Company updated its outlook for the fiscal year ending February 2, 2013, which is now as follows:

  Consolidated net revenues are expected to range from $2.70 billion to $2.74 billion.
  Operating margin is expected to be between 12.5% and 13.0%.
  Diluted earnings per share are expected to be in the range of $2.50 to $2.65.

The Company's expectations for the second quarter of fiscal 2013 ending July 28, 2012, are as follows:

  Consolidated net revenues are expected to range from $625 million to $635 million.
  Operating margin is expected to be between 10.0% and 10.5%.
  Diluted earnings per share are expected to be in the range of $0.48 to $0.52.

The Company's fiscal year 2013 will include 53 weeks, while fiscal 2012 included 52 weeks. The Company's outlook for fiscal 2013 assumes that currently prevailing exchange rates will continue throughout the year.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on June 22, 2012 to shareholders of record at the close of business on June 6, 2012.

Presentation of Non-GAAP Information

The financial information presented in this release for the first quarter ended April 28, 2012 includes both GAAP and non-GAAP measures. The Company believes that these "non-GAAP" financial measures related to constant currency financial information are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company will hold a conference call at 4:30 pm (ET) on May 22, 2012 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 28, 2012, the Company directly operated 503 retail stores in the United States and Canada and 264 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 828 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's short and long-term future prospects and guidance for the second quarter and full year of fiscal 2013, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; unexpected obligations arising from litigation and other regulatory proceedings, including tax proceedings, and changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	April 28,		April 30,
	2012		2011
	$	%	$	%

Product sales	$ 550,366	95.0%	$ 563,399	95.1%
Net royalties	28,900	5.0%	28,845	4.9%
Net revenue	579,266	100.0%	592,244	100.0%

Cost of product sales	344,190	59.4%	344,214	58.1%

Gross profit	235,076	40.6%	248,030	41.9%

Selling, general and administrative expenses	195,935	33.8%	177,097	29.9%

Earnings from operations	39,141	6.8%	70,933	12.0%

Other income (expense):
Interest expense	(384)	(0.1%)	(405)	(0.1%)
Interest income	694	0.1%	1,295	0.2%
Other, net	568	0.1%	(10,002)	(1.7%)

Earnings before income taxes	40,019	6.9%	61,821	10.4%

Income taxes	12,806	2.2%	18,237	3.0%

Net earnings	27,213	4.7%	43,584	7.4%

Net earnings attributable to noncontrolling interests in subsidiaries	567	0.1%	902	0.2%

Net earnings attributable to Guess?, Inc.	$ 26,646	4.6%	$ 42,682	7.2%

Net earnings per common share attributable to common stockholders:

Basic	$ 0.30		$ 0.46

Diluted	$ 0.30		$ 0.46

Weighted average common shares outstanding attributable to common stockholders:

Basic	89,190		91,629

Diluted	89,510		92,171

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(amounts in thousands)

	Three Months Ended
	April 28,	April 30,	%
	2012	2011	chg

Net revenue:
North American Retail	$ 251,798	$ 247,457	2%
Europe	189,815	210,209	-10%
Asia	64,835	60,087	8%
North American Wholesale	43,918	45,646	-4%
Licensing	28,900	28,845	0%
	$ 579,266	$ 592,244	-2%

Earnings (loss) from operations:
North American Retail	$ 16,990	$ 18,630	-9%
Europe	12,481	33,181	-62%
Asia	5,875	7,101	-17%
North American Wholesale	9,346	11,114	-16%
Licensing	24,586	25,290	-3%
Corporate Overhead	(30,137)	(24,383)	24%
	$ 39,141	$ 70,933	-45%

Operating margins:
North American Retail	6.7%	7.5%
Europe	6.6%	15.8%
Asia	9.1%	11.8%
North American Wholesale	21.3%	24.3%
Licensing	85.1%	87.7%

Total Company	6.8%	12.0%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(amounts in thousands)

	April 28,	January 28,	April 30,
	2012	2012	2011

ASSETS

Cash and cash equivalents	$ 480,353	$ 491,805	$ 426,774

Short-term investments	9,618	4,060	15,035

Receivables, net	335,517	340,602	377,432

Inventories	334,235	328,602	300,713

Other current assets	81,788	96,413	78,688

Property and equipment, net	354,394	348,885	337,161

Other assets	243,839	234,108	227,085

Total Assets	$ 1,839,744	$ 1,844,475	$ 1,762,888

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 1,967	$ 2,030	$ 2,359

Other current liabilities	387,207	418,006	426,352

Capital lease obligations	9,807	10,206	12,834

Other long-term liabilities	221,978	211,675	164,892

Redeemable and nonredeemable noncontrolling interests	31,464	26,928	35,500

Guess?, Inc. stockholders' equity	1,187,321	1,175,630	1,120,951

Total Liabilities and Stockholders' Equity	$ 1,839,744	$ 1,844,475	$ 1,762,888

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 28,	April 30,
	2012	2011

Net cash provided by operating activities	$ 36,653	$ 47,835

Net cash used in investing activities	(31,384)	(44,081)

Net cash used in financing activities	(17,482)	(19,409)

Effect of exchange rates on cash	761	15,392

Net decrease in cash and cash equivalents	(11,452)	(263)

Cash and cash equivalents at the beginning of the year	491,805	427,037

Cash and cash equivalents at the end of the year	$ 480,353	$ 426,774

Supplemental information:

Depreciation and amortization	$ 20,721	$ 19,894

Rent	$ 64,262	$ 60,021

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of April 28, 2012		As of April 30, 2011
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	503	503	484	484

Europe and the Middle East	577	191	508	154

Asia	442	48	368	29

Central and South America	73	25	61	19

	1,595	767	1,421	686

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	April 28,	April 30,
	2012	2011

Number of stores at the beginning of the year	504	481

Store openings	6	6

Store closures	(7)	(3)

Number of stores at the end of the period	503	484

Total store square footage at the end of the period	2,319,000	2,192,000